UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Act of 1934

Date of Report (Date of earliest event reported) November 29, 2004

Commission file number: 0-23605
______________________

(exact name of registrant as specified in its charter)

Tennessee	62-1721072
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

114 West College Street
Murfreesboro, Tennessee 37130
(Address of Registrant’s principal executive office)

(615) 893-1234
(Registrant’s telephone number, including area code)
______________________

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Options

On November 24, 2004, the board of directors of Cavalry Bancorp, Inc. (the "Company"), upon the recommendation of the Company's Compensation Committee, approved the amendment of all of the stock option agreements that the Company had entered into with its officers and directors, 16 persons in total, to accelerate the vesting of all options granted to such persons effective as of  November 24, 2004. Options to purchase 295,642 shares of the Company's common stock were accelerated as a result of this action, which resulted in a one time, non cash charge of approximately $138,000. The amendment of the option award agreements for the Company's independent directors was conditioned upon agreement of the option holder to change the expiration date of the option to December 31, 2004, rather than the tenth anniversary of the option's grant date.

Item 7.01. Regulation FD Disclosure

On November 26, 2004, the Company issued the press release furnished herewith as Exhibit 99.1, announcing the following:

  the declaration of an increased quarterly dividend of $.07 per share payable on January 14, 2005 to shareholders of record at the close of business on December 31, 2004;
  the acceleration of vesting of employee accounts in the Company's Employee Stock Ownership Program and the related one time, non cash, pre-tax charge of $5.1 million;
  the declaration of a special cash dividend in the amount of $1.50 per share payable on January 3, 2005 to shareholders of record at the close of business on December 17, 2004; and
  the amendment of those stock option agreements by and between the Company and its officers and directors to accelerate the vesting of 295,642 options awarded to those individuals and, in the case of the Company's independent directors to change the expiration date of the option to December 31, 2004.

The press release furnished herewith as Exhibit 99.1 is incorporated by reference into this Item 7.01.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number      Description
    99.1      Press Release issued by Cavalry Bancorp, Inc. dated November 26, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2004		CAVALRY BANCORP, INC.
By:
Hillard C. Gardner
Senior Vice President and
Chief Financial Officer